UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 19, 2014

Commission file number 1-10948

OFFICE DEPOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-2663954
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6600 North Military Trail, Boca Raton, FL	33496
(Address of principal executive offices)	(Zip Code)

(561) 438-4800

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 19, 2014, Office Depot, Inc. (the “Company”) and the plaintiffs listed therein (the “Plaintiffs”) executed a Settlement Agreement (the “Settlement Agreement”) to resolve all ongoing litigation in the matter, State of California et al., ex rel. David Sherwin v. Office Depot (the “Sherwin Matter”).

In the Sherwin Matter, the Plaintiffs sought to assert claims based on allegations regarding certain of the Company’s pricing practices under now expired agreements that were in place between 2001 and January 1, 2011, pursuant to which governmental and nonprofit agencies purchased office supplies from the Company. The Sherwin Matter is described in the periodic reports filed by the Company with the Securities and Exchange Commission, including in its most recent annual report on Form 10-K for the year ended December 28, 2013 and in its most recent quarterly report on Form 10-Q for the quarter ended September 27, 2014.

Pursuant to the terms of the Settlement Agreement, the Company agreed to pay the Plaintiffs $68.5 million to settle the matter (the “Settlement Amount”), as well as $9 million in legal fees, costs, and expenses. In exchange for, and in consideration of, the Company’s agreement to pay the Settlement Amount, the Plaintiffs have agreed to dismiss their action against the Company with prejudice. The Settlement Amount will be placed in an escrow account pending final consummation of the settlement, which is expected to occur during the first quarter of 2015. The effectiveness of the Settlement Agreement is subject to certain conditions, including, but not limited to, the entry of a final order of dismissal by the Superior Court of Los Angeles County.

The description of the Settlement Agreement in this Current Report on Form 8-K does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the Form of Settlement Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.1	Form of Settlement Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OFFICE DEPOT, INC.

Date: December 23, 2014	By:	/s/ Elisa D. Garcia C.
Elisa D. Garcia C. Executive Vice President, Chief Legal Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 10.1	Form of Settlement Agreement